Mail Stop 6010


      		July 27, 2005


Via U.S. Mail and Facsimile to (818) 623-1710

Martin Perellis
Chairman of the Board and Chief Financial Officer
Camera Platforms International, Inc.
10909 Vanowen Street
North Hollywood, California 91605



Re:	Camera Platforms International, Inc.
	Form 10-K for the year ended December 31, 2004
	Filed March 24, 2005
	Forms 10-Q for the periods ended March 31, 2004
	File No. 000-14675




Dear Mr. Perellis:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant